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                                                                    Exhibit 99.1

                                                                        CONTACT:
                                                                 DANIEL B. PLATT
                                                         CHIEF FINANCIAL OFFICER
                                                               TEL: 619-652-4700
                                                               FAX: 619-652-4711
                                                                dbplatt@bpac.com

                   BURNHAM PACIFIC ADOPTS PLAN OF LIQUIDATION

SIGNS AGREEMENT WITH PRUDENTIAL TO SELL FIFTEEN PROPERTIES FOR $355 MILLION IN CASH

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SAN DIEGO, CALIF., SEPTEMBER 5, 2000 -- Burnham Pacific Properties, Inc.
(NYSE:BPP) today announced that its Board of Directors has approved the adoption of a Plan of Liquidation and Dissolution under which the Company intends to sell its real estate properties, to pay or provide for its liabilities and to distribute its remaining cash to its preferred and common stockholders. Burnham also announced today that it has signed an agreement for the sale of fifteen properties to Prudential Real Estate Investors (PREI) for $355 million in cash.

         The plan of liquidation is subject to the approval of the Company's preferred stockholders, voting as a separate class, and the approval of the common and preferred stockholders voting as a class, at the Company's upcoming annual stockholders meeting. The sale of the properties to PREI is expected to close shortly after the stockholders annual meeting and is subject to stockholders' approval of the plan of liquidation and the satisfaction of customary closing conditions.

         In connection with its proposed liquidation, Burnham has revised its arrangements with its preferred equity holders. The largest holder of preferred units issued by the Company's operating partnership has exchanged approximately
1.6 million units for the same number of shares of a new Series C Preferred Stock, and the holders of the Company's existing 2.8 million shares of Series A Preferred Stock have exchanged those shares for the same number of shares of Series C Preferred Stock. The terms of the Series C Preferred Stock and the related agreement give the holders of the preferred stock the right to receive their preference of $126 million from the net proceeds, subject to certain reserves, of the sales of properties during the liquidation and to require Burnham to redeem those shares in any event on or after September 30, 2001 for the same amount. The holders of the new Series C Preferred Stock also have been granted approval


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rights with respect to changes in the plan of liquidation and certain of the steps which will be taken to implement it. The holders are entitled as a separate group to elect two directors to the Company's Board of Directors, but they have not as yet exercised this right.

         The Company's agreement with the preferred stockholders permits Burnham to pay ordinary dividends to the common stockholders, subject to certain conditions and limitations, through the first quarter of 200l. Subject to certain conditions, the preferred stockholders are required to vote for the plan of liquidation and the slate of directors which the Company plans to nominate for the upcoming stockholders meeting.

         Under the terms of the purchase and sale agreement with PREI, the properties will be purchased from Burnham by a joint venture created by PREI and Developers Diversified Realty (NYSE: DDR) in 1998 called the Retail Value Investment Program. Burnham received a fairness opinion from Houlihan Lokey Howard & Zukin, a national investment banking firm, stating that the gross consideration in the proposed sale is fair to Burnham from a financial viewpoint. The fifteen properties, which combined total 2.9 million square feet, consist of five centers with grocery anchors, seven power centers and three specialty retail centers. Eleven of the properties are located in California, and two each are in Washington State and Oregon. Burnham's other 44 properties are located in California, Washington, Oregon, New Mexico and Utah.

         Scott C. Verges, Burnham's President and interim Chief Executive Officer, stated "The adoption of the plan of liquidation is a significant step towards achieving our goal of maximizing shareholder value. We are also pleased to have reached an agreement for the sale of the fifteen properties. The transaction furthers our commitment to realizing the full value in the liquidation of Burnham's assets. We will continue to pursue transactions that recognize the quality of Burnham's assets."

         The Board of Directors has amended the Bylaws of the Company to provide that stockholder proposals and nominations for directors for the Company's annual meeting must be presented to the Company not later than September 12, 2000.

         Burnham Pacific Properties, Inc. is a real estate investment trust
(REIT) that focuses on value-added retail real estate opportunities. On a quarterly basis, Burnham makes available supplemental information that includes property and corporate level detail which is available


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upon request. More information on Burnham may be obtained by calling
800.462.5181, or visiting the Company's website at www.burnhampacific.com.

         This news release contains forward-looking statements that predict or indicate future events or trends or that do not relate to historical matters. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, uncertainties in the strategic alternatives process, the Company's ability to consummate a binding agreement with a third party to assist the Company in the liquidation and to consummate binding agreements with prospective purchasers of its assets, as well as other factors discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including the risk factors that were disclosed in our Form 10-K that was filed with the SEC on March 30, 2000. You should be aware that the risk factors contained in that Form 10-K may not be exhaustive. Therefore, we recommend that you read the information in that Form 10-K together with other reports and documents that we file with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K, which may supplement, modify, supersede or update those risk factors.

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

Burnham Pacific Properties, Inc. plans to mail a proxy statement to its stockholders containing information about the plan of liquidation and the election of directors. Investors and securityholders of Burnham Pacific Properties, Inc. are advised to read the proxy statement carefully when it becomes available because it will contain important information about the plan of liquidation, the persons soliciting proxies related thereto and the election of directors, their interests in the liquidation, and related matters. Investors and securityholders may obtain free copies of the proxy statement (when available) and other documents filed by Burnham at the Securities and Exchange Commission's website at www.sec.gov.

Free copies of the proxy statement will also be available from Burnham by directing such requests to the attention of Daniel B. Platt, Chief Financial Officer, Burnham Pacific Properties, Inc., 110 West A Street, San Diego, California 92101, telephone 619/652/4700.

                       INFORMATION CONCERNING PARTICIPANTS

Burnham, its directors, executive officers and certain other members of management and employees may solicit proxies from Burnham stockholders in favor of the plan of liquidation and the election of directors. As of the date of this communication, the officers and directors of Burnham each beneficially own less than 1% of the outstanding common stock of Burnham, other than Malin Burnham who beneficially owns approximately 1.65%.

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